Exhibit 99.1

102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● www.myNYCB.com

FOR IMMEDIATE RELEASE	Investor and Media Contact: Salvatore J. DiMartino (516) 683-4286

NEW YORK COMMUNITY BANCORP, INC APPOINTS ALESSANDRO DINELLO AS EXECUTIVE CHAIRMAN

Hicksville, N.Y., February 7, 2024 – New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today announced the appointment of Alessandro (Sandro) DiNello as Executive Chairman effective immediately.

In addition to continuing his role on the Board, Mr. DiNello will work alongside President and CEO, Thomas R. Cangemi, and the rest of the senior executive leadership team, to improve all aspects of the Bank’s operations.

Most recently, Mr. DiNello has served as the non-executive chairman of the board after joining the Company following the completion of the Flagstar bank acquisition in December 2022. Previously, he was President and CEO of Flagstar Bank since 2013.

Conference Call Information

The Company will host a conference call to discuss these changes at 8:30 a.m. (Eastern Time) on Wednesday, February 7, 2024. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for “New York Community Bancorp” or “NYCB”. A replay will be available approximately three hours following completion of the call through 11:59 pm on February 11, 2024 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13744481. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on March 6, 2024.

About New York Community Bancorp, Inc.

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York. At December 31, 2023, the Company had $116.3 billion of assets, $85.8 billion of loans, deposits of $81.4 billion, and total stockholders’ equity of $10.8 billion.

Flagstar Bank, N.A. operates 420 branches, including strong footholds in the Northeast and Midwest and exposure to high growth markets in the Southeast and West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators. In addition, the Bank has 134 private banking teams located in over 10 cities in the metropolitan New York City region and on the West Coast, which serve the needs of high-net worth individuals and their businesses.

New York Community Bancorp, Inc. has market-leading positions in several national businesses, including multi-family lending, mortgage origination and servicing, and warehouse lending. The Company is the 2nd largest multi-family portfolio lender in the country and the leading multi-family portfolio lender in the New York City market area, where it specializes in rent-regulated, non-luxury apartment buildings. Flagstar Mortgage is the 7th largest bank originator of residential mortgages for the 12-months ending December 31, 2023, while we are the industry’s 5th largest sub-servicer of mortgage loans nationwide, servicing 1.4 million accounts with $382 billion in unpaid principal balances. Additionally, the Company is the 2nd largest mortgage warehouse lender nationally based on total commitments.